Exhibit 99.1

GUESS?, INC. REPORTS FISCAL YEAR 2024 SECOND QUARTER RESULTS

Second Quarter Fiscal 2024 Results:
Revenues Increased to $665 Million, Up 3% in Both U.S. Dollars and Constant Currency
Delivered Operating Margin of 9.7%; Adjusted Operating Margin of 9.8%
GAAP EPS of $0.59 and Adjusted EPS of $0.72

Raises Full Year Fiscal 2024 Outlook:
Expects Revenue Growth between 2.5% and 4.0% in U.S. Dollars
GAAP and Adjusted Operating Margins between 8.9% and 9.3% and 9.0% and 9.4%, Respectively
Expects GAAP EPS between $2.22 and $2.37 and Adjusted EPS between $2.88 and $3.08

LOS ANGELES, August 23, 2023 - Guess?, Inc. (NYSE: GES) today reported financial results for its second quarter ended July 29, 2023.

Carlos Alberini, Chief Executive Officer, commented, “We are very pleased with our second quarter performance, which exceeded our expectations for top line growth and delivered a significant beat in operating earnings and earnings per share for the period. Our international businesses continued to perform strongly with robust revenue growth and our Americas Retail business achieved a sequential improvement in performance compared to the first quarter, as we drove better customer conversion in stores. Most of our businesses delivered better than expected operating results, driven by solid revenue performance, strong gross margin results and effective cost management, which contributed to an operating profit of $65 million and a 9.7% operating margin for the period, well ahead of our expectations.”

Paul Marciano, Co-Founder and Chief Creative Officer, commented, “Our teams’ efforts to elevate our brands have been powerful and transformational for our Company. This initiative touched almost every aspect of our business from the products we offer to the marketing we employ and the customer experience we provide and impacted all channels and markets around the world, including our stores, our websites and all wholesale points of distribution. I strongly believe that this work puts our Company and our brands in an optimum position to capitalize on the multiple growth opportunities that lie ahead of us.”

Mr. Alberini concluded, “Our strong performance this year gives us confidence for the second half of the year to deliver on our plans. We have a clear strategy and our teams are executing well and achieving solid results. Today we are increasing our outlook meaningfully for both operating margin and earnings per share for the year while maintaining our revenue outlook. We remain committed to managing our capital efficiently and expect to generate strong cash flows this year. I believe that our highly diversified business model, the strong momentum of our global brands and our great teams represent a significant competitive advantage and position us well to grow our business and deliver strong value for our shareholders.”

Non-GAAP Information
This press release contains non-GAAP financial measures, including certain adjusted results of operations and outlook measures, constant currency information and free cash flow measures. See the heading “Presentation of Non-GAAP Information” for further information and the accompanying tables for a reconciliation to the comparable GAAP financial measure.
Second Quarter Fiscal 2024 Results
For the second quarter of the fiscal year ending February 3, 2024 (“fiscal 2024”), the Company recorded GAAP net earnings of $39.0 million, a 63% increase from $24.0 million for the same prior-year quarter. GAAP diluted net earnings per share (“EPS”) increased 69% to $0.59 for the second quarter of fiscal 2024, compared to $0.35 for the same prior-year quarter. The Company estimates a positive impact from its share buybacks of $0.04 and a negative impact from currency of $0.05 on GAAP diluted EPS in the second quarter of fiscal 2024 when compared to the same prior-year quarter.
For the second quarter of fiscal 2024, the Company’s adjusted net earnings were $39.7 million, a 74% increase from $22.9 million for the same prior-year quarter. Adjusted diluted EPS increased 85% to $0.72, compared to $0.39 for the same prior-year quarter. The Company estimates a positive impact from its share buybacks of $0.06 and a negative impact from currency of $0.07 on adjusted diluted EPS in the second quarter of fiscal 2024 when compared to the same prior-year quarter.
Net Revenue. Total net revenue for the second quarter of fiscal 2024 increased 3% to $664.5 million from $642.7 million in the same prior-year quarter. In constant currency, net revenue increased by 3%.
•Europe revenues increased 9% in U.S. dollars and 8% in constant currency. Retail comp sales, including e-commerce, increased 11% in both U.S. dollars and constant currency.
•Americas Retail revenues decreased 8% in U.S. dollars and constant currency. Retail comp sales, including e-commerce, decreased 6% in both U.S. dollars and constant currency.
•Americas Wholesale revenues decreased 13% in U.S. dollars and 16% in constant currency.
•Asia revenues increased 19% in U.S. dollars and 22% in constant currency. Retail comp sales, including e-commerce, increased 2% in U.S. dollars and 5% in constant currency.
•Licensing revenues increased 13% in U.S. dollars and constant currency.
Earnings from Operations. GAAP earnings from operations for the second quarter of fiscal 2024 increased 21% to $64.6 million (including $2.6 million in non-cash impairment charges taken on certain long-lived store related assets, $2.4 million net gains on lease modifications and a $0.5 million unfavorable currency translation impact), from $53.4 million (including $1.9 million in non-cash impairment charges taken on certain long-lived store related assets and $0.9 million net gains on lease modifications) in the same prior-year quarter. GAAP operating margin in the second quarter of fiscal 2024 increased 1.4% to 9.7%, from 8.3% for the same prior-year quarter, driven primarily by higher initial markups and the favorable impact of business mix, partially offset by the unfavorable impact of currency and higher expenses. The negative impact of currency on operating margin for the quarter was approximately 130 basis points.

For the second quarter of fiscal 2024, adjusted earnings from operations increased 17% to $65.0 million, from $55.7 million in the same prior-year quarter. Adjusted operating margin increased 1.1% to 9.8%, from 8.7% for the same prior-year quarter, driven primarily by higher initial markups and the favorable impact of business mix, partially offset by the unfavorable impact of currency and higher expenses.
•Operating margin for the Company’s Europe segment increased 2.6% to 12.9% in the second quarter of fiscal 2024, from 10.3% in the same prior-year quarter, driven primarily by initial markups, the favorable impact of higher revenues and lower markdowns, partially offset by the unfavorable impact of currency and higher expenses.
•Operating margin for the Company’s Americas Retail segment decreased 4.1% to 9.1% in the second quarter of fiscal 2024, from 13.2% in the same prior-year quarter, driven primarily by higher expenses, the unfavorable impact from lower revenues and higher markdowns, partially offset by higher initial markups.
•Operating margin for the Company’s Americas Wholesale segment increased 2.5% to 25.3% in the second quarter of fiscal 2024, from 22.8% in the same prior-year quarter, driven primarily by higher product margin due to lower markdowns, partially offset by higher expenses.
•Operating margin for the Company’s Asia segment improved 5.8% to negative 0.9% in the second quarter of fiscal 2024, from negative 6.7% in the same prior-year quarter, driven primarily by the favorable impact of higher revenues, partially offset by higher expenses.
•Operating margin for the Company’s Licensing segment increased 8.5% to 94.1% in the second quarter of fiscal 2024, from 85.6% in the same prior-year quarter, mainly driven by lower expenses.
Other expense, net. Other expense, net for the second quarter of fiscal 2024 decreased 49% to $4.6 million from $9.1 million for the same prior-year quarter. The change was primarily due to lower net unrealized and realized losses from foreign currency exposures compared to the same prior-year quarter.
Six-Month Period Results
For the six months ended July 29, 2023, the Company recorded GAAP net earnings of $27.2 million, a 15% decrease from $31.9 million for the same prior-year period. GAAP diluted EPS remained consistent at $0.46 for the six months ended July 29, 2023, compared to the same prior-year period. The Company estimates a positive impact from its share buybacks of $0.04 and a positive impact from currency of $0.02 on GAAP diluted EPS for the six months ended July 29, 2023 when compared to the same prior-year period.
For the six months ended July 29, 2023, the Company recorded adjusted net earnings of $36.2 million, a 5% decrease from $38.1 million for the same prior-year period. Adjusted diluted EPS increased 5% to $0.65, compared to $0.62 for the same prior-year period. The Company estimates its share buybacks had a positive impact of $0.07 and currency had a negative impact of $0.01 on adjusted diluted EPS during the six months ended July 29, 2023 when compared to the same prior-year period.
Net Revenue. Total net revenue for the six months ended July 29, 2023 decreased slightly to $1.23 billion, from $1.24 billion in the same prior-year period. In constant currency, net revenue increased by 1%.
•Europe revenues increased 6% in U.S. dollars and 7% in constant currency. Retail comp sales, including e-commerce, increased 11% in U.S. dollars and 12% in constant currency.
•Americas Retail revenues decreased 11% in both U.S. dollars and constant currency. Retail comp sales, including e-commerce, decreased 9% in both U.S. dollars and constant currency.

•Americas Wholesale revenues decreased 20% in U.S. dollars and 22% in constant currency.
•Asia revenues increased 23% in U.S. dollars and 28% in constant currency. Retail comp sales, including e-commerce, increased 2% in U.S. dollars and 7% in constant currency.
•Licensing revenues increased 1% in both U.S. dollars and constant currency.
Earnings from Operations. GAAP earnings from operations for the six months ended July 29, 2023 decreased by 29% to $63.7 million (including $4.6 million in non-cash impairment charges taken on certain long-lived store related assets, $2.4 million net gains on lease modifications and a $0.9 million unfavorable currency translation impact), from $89.8 million (including $3.5 million in non-cash impairment charges taken on certain long-lived store related assets and $1.5 million net gains on lease modifications) in the same prior-year period. GAAP operating margin in the six months ended July 29, 2023 decreased 2.1% to 5.2%, from 7.3% in the same prior-year period, driven primarily by higher expenses, the unfavorable currency impact and lower government subsidies compared to the same prior-year period, partially offset by higher initial markups and the favorable impact of business mix. The negative impact of currency on operating margin for the six months ended July 29, 2023 was approximately 120 basis points.
For six months ended July 29, 2023, adjusted earnings from operations decreased 31% to $66.9 million, from $97.5 million in the same prior-year period. Adjusted operating margin decreased 2.5% to 5.4% for the six months ended July 29, 2023, from 7.9% in the same prior-year period, driven primarily by higher expenses, the unfavorable currency impact and lower government subsidies compared to the same prior-year period, partially offset by higher initial markups and the favorable impact of business mix.
•Operating margin for the Company’s Europe segment decreased 1.1% to 7.5% in the six months ended July 29, 2023, from 8.6% in the same prior-year period, driven primarily by the unfavorable currency impact, higher expenses and lower government subsidies compared to the prior year, partially offset by higher initial markups and the favorable impact of higher revenues.
•Operating margin for the Company’s Americas Retail segment decreased 7.2% to 3.8% in the six months ended July 29, 2023, from 11.0% in the same prior-year period, driven primarily by the unfavorable impact from lower revenues, higher expenses and higher markdowns.
•Operating margin for the Company’s Americas Wholesale segment increased 1.1% to 25.4% in the six months ended July 29, 2023, from 24.3% in the same prior-year period, driven primarily by higher product margin due to lower markdowns, partially offset by higher expenses.
•Operating margin for the Company’s Asia segment increased 8.9% to 2.5% in the six months ended July 29, 2023, from negative 6.4% in the same prior-year period, driven primarily by the favorable impact of higher revenues, partially offset by higher expenses.
•Operating margin for the Company’s Licensing segment increased 4.5% to 93.7% in the six months ended July 29, 2023, from 89.2% in the same prior-year period, mainly due to lower expenses.

Loss on Extinguishment of Debt. In April 2023, the Company issued $275 million principal amount of convertible senior notes due April 2028 (the “2028 Notes”) in privately negotiated exchange and subscription agreements with a limited number of holders of its convertible senior notes due April 2024 (the “2024 Notes”) and certain other investors. As part of these transactions, the Company exchanged approximately $184.9 million of its 2024 Notes for approximately $163.0 million of new 2028 Notes and approximately $33.3 million in cash, and issued $112.0 million of 2028 Notes. Immediately following the closing of these transactions, approximately $115.0 million of the 2024 Notes remained outstanding and classified within current liabilities. As a result of these transactions, the Company recognized a $7.7 million loss on extinguishment of debt for the six months ended July 29, 2023.

Other expense, net. Other expense, net for the six months ended July 29, 2023 decreased 72% to $7.2 million from $25.5 million in the same prior-year period. The change was primarily due to lower unrealized and realized losses from foreign currency exposures compared to the same prior-year period.
Outlook
The Company’s expectations for the third quarter and full fiscal year 2024 are as follows:

Outlook for Total Company[1]

	Third Quarter of Fiscal 2024	Fiscal 2024

Consolidated net revenue in U.S. dollars	increase between 2.5% and 4.5%	increase between 2.5% and 4.0%

GAAP operating margin	7.5% to 8.3%	8.9% to 9.3%

Adjusted operating margin	7.5% to 8.3%	9.0% to 9.4%

GAAP diluted EPS	$0.46 to $0.53	$2.22 to $2.37

Adjusted diluted EPS	$0.55 to $0.64	$2.88 to $3.08
______________________________________________________________________
See page 17 for footnotes.

A reconciliation of the Company’s outlook for GAAP operating margin to adjusted operating margin and GAAP diluted EPS to adjusted diluted EPS for the third quarter and full fiscal 2024 is as follows:

Reconciliation of GAAP Outlook to Adjusted Outlook[1]

	Third Quarter of Fiscal 2024	Fiscal 2024

GAAP operating margin	7.5% to 8.3%	8.9% to 9.3%
Certain professional service and legal fees and related (credits) costs[2]	—%	—%
Asset impairment charges[2]	—%	0.2%
Net gains on lease modifications[2]	—%	(0.1)%
Adjusted operating margin	7.5% to 8.3%	9.0% to 9.4%

GAAP diluted EPS	$0.46 to $0.53	$2.22 to $2.37
Certain professional service and legal fees and related (credits) costs[2]	—	0.01
Asset impairment charges[2]	—	0.05
Net gains on lease modifications[2]	—	(0.03)
Loss on extinguishment of debt[2]	—	0.08
Amortization of debt discount[3]	0.00	0.01
Discrete income tax adjustments[2]	—	0.01
Impact of convertible share dilution[3]	0.09 to 0.11	0.53 to 0.58
Adjusted diluted EPS	$0.55 to $0.64	$2.88 to $3.08
______________________________________________________________________________
See page 17 for footnotes.

The Company’s expectations of the high-end for the free cash flow outlook for the full fiscal year 2024 are as follows (in millions):

Free Cash Flow Outlook for Total Company[1]

Fiscal 2024

Net cash provided by operating activities	$240
Less: Purchases of property and equipment	(74)
Less: Payments for property and equipment under finance leases	(6)
Free cash flow	$160
______________________________________________________________________
See page 17 for footnotes.

Dividend
The Company’s Board of Directors approved a quarterly cash dividend of $0.30 per share on the Company’s common stock. The dividend will be payable on September 22, 2023 to shareholders of record as of the close of business on September 6, 2023.
Share Repurchases
During April 2023, in connection with the exchange and subscription offering related to the 2024 Notes and the 2028 Notes, the Company repurchased approximately 2.2 million shares of its common stock for $42.8 million through broker-assisted market transactions, pursuant to the Company’s 2021 Share Repurchase Program. During the six months ended July 29, 2023, the Company did not make any share repurchases other than the aforementioned transactions.

Presentation of Non-GAAP Information
The financial information presented in this release includes non-GAAP financial measures, such as adjusted results and outlook, constant currency financial information and free cash flows. The adjusted measures exclude the impact of certain professional service and legal fees and related (credits) costs, asset impairment charges, net (gains) losses on lease modifications, loss on extinguishment of debt, non-cash amortization of debt discount of the Company’s convertible senior notes, the related income tax effects of the foregoing items, the impact from changes in the income tax law on deferred income taxes in certain tax jurisdictions, as well as certain discrete income tax adjustments related primarily to an intra-entity transfer of intellectual property rights from certain U.S. entities to a wholly-owned Swiss subsidiary, in each case where applicable. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results and outlook.
The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements and GAAP future outlook). A reconciliation of reported GAAP results and outlook to comparable non-GAAP results and outlook is provided in the accompanying tables.
This release includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency different from the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual or forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and considers the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.
The Company includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather to provide additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported and expected GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.
Investor Conference Call
The Company will hold a conference call at 4:45 pm (ET) on August 23, 2023 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?
Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of July 29, 2023, the Company directly operated 1,023 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 546 additional retail stores worldwide. As of July 29, 2023, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.
Forward-Looking Statements
Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the impacts of the ongoing conflict in Ukraine and other events impacting the markets in which we operate; statements concerning the Company’s future outlook, including with respect to the third quarter and full year of fiscal 2024; statements concerning the Company’s expectations, goals, future prospects, and current business strategies and strategic initiatives; and statements expressing optimism or pessimism about future operating results and growth opportunities are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.
Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic or political conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; sanctions and export controls targeting Russia and other impacts related to the war in Ukraine; impacts related to the COVID-19 pandemic or other public health crises; risks relating to our indebtedness; changes to estimates related to impairments, inventory and other reserves; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; the high concentration of our Americas Wholesale business; risks related to the costs and timely delivery of merchandise to our distribution facilities, stores and wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to successfully enhance our global omni-channel capabilities; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; risks relating to our convertible senior notes, including our ability to settle the liabilities in cash; disruptions at our distribution facilities; our ability to attract and retain management and other key personnel; obligations or changes in estimates arising from new or existing litigation, income tax and other regulatory proceedings; risks related to the income tax treatment of our third quarter fiscal 2022 intra-entity transfer of intellectual property rights from certain U.S. entities to a wholly-owned Swiss subsidiary; catastrophic events or natural disasters; changes in U.S. or foreign income tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments to our unaudited financial statements identified during the completion of our annual independent audit of financial statements and financial controls or from subsequent events arising after issuance of this release; risk of future non-cash asset impairments, including goodwill, right-of-use lease assets and/or other store asset impairments; violations of, or changes to, domestic or international laws and regulations; risks associated with the acts or omissions of our licensees and third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber security incidents and other cyber security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information technology systems; changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global income tax rates and economic and market conditions in the various countries in which we operate; impacts of inflation and further inflationary pressures; fluctuations in quarterly performance; slowing in-person customer traffic; increases in labor costs; increases in wages; risks relating to activist investor activity; and the significant voting power of our family founders.
In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, the ongoing conflict in Ukraine, possible instability in the banking system, and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
Senior Vice President Finance, Investor Relations and Chief Accounting Officer
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Six Months Ended
	July 29, 2023		July 30, 2022		July 29, 2023		July 30, 2022

Product sales	$636,496	95.8%	$617,922	96.1%	$1,182,406	95.8%	$1,184,995	95.9%
Net royalties	28,016	4.2%	24,768	3.9%	51,904	4.2%	51,168	4.1%
Net revenue	664,512	100.0%	642,690	100.0%	1,234,310	100.0%	1,236,163	100.0%

Cost of product sales	370,069	55.7%	372,189	57.9%	707,882	57.4%	718,513	58.1%

Gross profit	294,443	44.3%	270,501	42.1%	526,428	42.6%	517,650	41.9%

Selling, general and administrative expenses	229,652	34.6%	216,043	33.6%	460,625	37.3%	425,874	34.4%
Asset impairment charges	2,622	0.4%	1,919	0.3%	4,556	0.3%	3,463	0.3%
Net gains on lease modifications	(2,431)	(0.4%)	(907)	(0.1%)	(2,431)	(0.2%)	(1,508)	(0.1%)

Earnings from operations	64,600	9.7%	53,446	8.3%	63,678	5.2%	89,821	7.3%

Other income (expense):
Interest expense	(5,742)	(0.8%)	(3,195)	(0.5%)	(9,960)	(0.8%)	(6,288)	(0.5%)
Interest income	2,861	0.4%	419	0.1%	5,376	0.4%	993	0.1%
Loss on extinguishment of debt	—	—%	—	—%	(7,696)	(0.6%)	—	—%
Other, net	(4,592)	(0.7%)	(9,053)	(1.4%)	(7,223)	(0.6%)	(25,505)	(2.1%)

Earnings before income tax expense	57,127	8.6%	41,617	6.5%	44,175	3.6%	59,021	4.8%

Income tax expense	15,165	2.3%	14,177	2.2%	12,907	1.1%	21,127	1.7%

Net earnings	41,962	6.3%	27,440	4.3%	31,268	2.5%	37,894	3.1%

Net earnings attributable to noncontrolling interests	2,929	0.4%	3,478	0.6%	4,040	0.3%	5,962	0.5%

Net earnings attributable to Guess?, Inc.	$39,033	5.9%	$23,962	3.7%	$27,228	2.2%	$31,932	2.6%

Net earnings per common share attributable to common stockholders:
Basic	$0.73		$0.42		$0.50		$0.54
Diluted	$0.59		$0.35		$0.46		$0.46

Weighted average common shares outstanding attributable to common stockholders:
Basic	52,951		56,954		53,649		59,003
Diluted	69,869		70,299		65,608		72,443

Effective income tax rate	26.5%		34.1%		29.2%		35.8%

Adjusted selling, general and administrative expenses[4]:	$229,451	34.5%	$214,783	33.4%	$459,513	37.2%	$420,197	34.0%

Adjusted earnings from operations[4]:	$64,992	9.8%	$55,718	8.7%	$66,915	5.4%	$97,453	7.9%

Adjusted net earnings attributable to Guess?, Inc.[4]:	$39,712	6.0%	$22,873	3.6%	$36,225	2.9%	$38,110	3.1%

Adjusted weighted average common shares outstanding attributable to common stockholders:
Adjusted Diluted[4,5]	54,026		58,482		54,871		60,626

Adjusted net earnings per common share attributable to common stockholders:
Adjusted Diluted[4,5]	$0.72		$0.39		$0.65		$0.62

Adjusted effective income tax rate[4]:	26.1%		40.0%		27.2%		33.9%
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See page 17 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliations of (i) reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, (ii) reported GAAP earnings from operations to adjusted earnings from operations, (iii) reported GAAP net earnings attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc., (iv) reported GAAP income tax expense to adjusted income tax expense, and (v) reported GAAP diluted EPS to adjusted diluted EPS are as follows:

	Three Months Ended		Six Months Ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022

Reported GAAP selling, general and administrative expenses	$229,652	$216,043	$460,625	$425,874
Certain professional service and legal fees and related credits (costs)[6]	(201)	(1,260)	(1,112)	(5,677)

Adjusted selling, general and administrative expenses[4]	$229,451	$214,783	$459,513	$420,197

Reported GAAP earnings from operations	$64,600	$53,446	$63,678	$89,821
Certain professional service and legal fees and related (credits) costs[6]	201	1,260	1,112	5,677
Asset impairment charges[7]	2,622	1,919	4,556	3,463
Net gains on lease modifications[8]	(2,431)	(907)	(2,431)	(1,508)

Adjusted earnings from operations[4]	$64,992	$55,718	$66,915	$97,453

Reported GAAP net earnings attributable to Guess?, Inc.	$39,033	$23,962	$27,228	$31,932
Certain professional service and legal fees and related (credits) costs[6]	201	1,260	1,112	5,677
Asset impairment charges[7]	2,622	1,919	4,556	3,463
Net gains on lease modifications[8]	(2,431)	(907)	(2,431)	(1,508)
Loss on extinguishment of debt[9]	—	—	7,696	—
Amortization of debt discount[10]	163	—	188	—
Discrete income tax adjustments[11]	249	(2,772)	497	416
Income tax impact from adjustments[12]	(125)	(589)	(2,621)	(1,870)

Total adjustments affecting net earnings attributable to Guess?, Inc.	679	(1,089)	8,997	6,178

Adjusted net earnings attributable to Guess?, Inc.[4]	$39,712	$22,873	$36,225	$38,110

Reported GAAP income tax expense	$15,165	$14,177	$12,907	$21,127
Discrete income tax adjustments[11]	(249)	2,772	(497)	(416)
Income tax impact from adjustments[12]	125	589	2,621	1,870

Adjusted income tax expense[4]	$15,041	$17,538	$15,031	$22,581

Adjusted effective income tax rate[4]	26.1%	40.0%	27.2%	33.9%

Reported GAAP diluted EPS	$0.59	$0.35	$0.46	$0.46
Convertible notes if-converted method	0.12	0.06	0.03	0.06
Certain professional service and legal fees and related (credits) costs[6,13]	0.00	0.02	0.01	0.07
Asset impairment charges[7,13]	0.04	0.02	0.06	0.04
Net gains on lease modifications[8,13]	(0.03)	(0.01)	(0.03)	(0.02)
Loss on extinguishment of debt[9,13]	—	—	0.11	—
Amortization of debt discount[10], [13]	0.00	—	0.00	—
Discrete income tax adjustments[11]	0.00	(0.05)	0.01	0.01

Adjusted diluted EPS	$0.72	$0.39	$0.65	$0.62
__________________________________________________________________
See page 17 for footnotes.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Six Months Ended
	July 29, 2023	July 30, 2022	% change	July 29, 2023	July 30, 2022	% change
Net revenue:
Europe	$366,311	$336,707	9%	$646,509	$612,716	6%
Americas Retail	167,568	181,655	(8%)	311,112	348,140	(11%)
Americas Wholesale	43,680	50,195	(13%)	95,073	118,552	(20%)
Asia	58,937	49,365	19%	129,712	105,587	23%
Licensing	28,016	24,768	13%	51,904	51,168	1%
Total net revenue	$664,512	$642,690	3%	$1,234,310	$1,236,163	(0%)

Earnings (loss) from operations:
Europe	$47,196	$34,538	37%	$48,789	$52,428	(7%)
Americas Retail	15,261	23,921	(36%)	11,974	38,187	(69%)
Americas Wholesale	11,065	11,442	(3%)	24,158	28,839	(16%)
Asia	(539)	(3,300)	(84%)	3,291	(6,787)	(148%)
Licensing	26,354	21,206	24%	48,649	45,650	7%
Total segment earnings from operations	99,337	87,807	13%	136,861	158,317	(14%)

Corporate overhead	(34,546)	(33,349)	4%	(71,058)	(66,541)	7%
Asset impairment charges	(2,622)	(1,919)	37%	(4,556)	(3,463)	32%
Net gains on lease modifications	2,431	907	168%	2,431	1,508	61%
Total earnings from operations	$64,600	$53,446	21%	$63,678	$89,821	(29%)

Operating margins:
Europe	12.9%	10.3%		7.5%	8.6%
Americas Retail	9.1%	13.2%		3.8%	11.0%
Americas Wholesale	25.3%	22.8%		25.4%	24.3%
Asia	(0.9%)	(6.7%)		2.5%	(6.4%)
Licensing	94.1%	85.6%		93.7%	89.2%

GAAP operating margin for total Company	9.7%	8.3%		5.2%	7.3%
Certain professional service and legal fees and related (credits) costs[4,6]	0.1%	0.2%		0.1%	0.4%
Asset impairment charges[4,7]	0.4%	0.3%		0.3%	0.3%
Net gains on lease modifications[4,8]	(0.4%)	(0.1%)		(0.2%)	(0.1%)
Adjusted operating margin for total Company[4]	9.8%	8.7%		5.4%	7.9%
______________________________________________________________________
See page 17 for footnotes.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
	July 29, 2023			July 30, 2022

	Three Months Ended				% change
Net revenue:
Europe	$366,311	$(2,984)	$363,327	$336,707	9%	8%
Americas Retail	167,568	(795)	166,773	181,655	(8%)	(8%)
Americas Wholesale	43,680	(1,335)	42,345	50,195	(13%)	(16%)
Asia	58,937	1,389	60,326	49,365	19%	22%
Licensing	28,016	—	28,016	24,768	13%	13%
Total net revenue	$664,512	$(3,725)	$660,787	$642,690	3%	3%

	Six Months Ended
Net revenue:
Europe	$646,509	$6,180	$652,689	$612,716	6%	7%
Americas Retail	311,112	19	311,131	348,140	(11%)	(11%)
Americas Wholesale	95,073	(2,133)	92,940	118,552	(20%)	(22%)
Asia	129,712	5,756	135,468	105,587	23%	28%
Licensing	51,904	—	51,904	51,168	1%	1%
Total net revenue	$1,234,310	$9,822	$1,244,132	$1,236,163	(0%)	1%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	July 29, 2023	January 28, 2023	July 30, 2022

ASSETS

Cash and cash equivalents	$302,626	$275,765	$174,372

Receivables, net	318,364	341,939	301,659

Inventories	554,425	510,899	535,530

Other current assets	84,654	83,102	87,434

Property and equipment, net	237,928	240,355	230,376

Operating lease right-of-use assets	651,722	636,148	651,925

Other assets	339,440	337,240	335,375

Total assets	$2,489,159	$2,425,448	$2,316,671

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$37,507	$40,380	$37,996

Current operating lease liabilities	170,020	170,192	170,133

Current portion of convertible senior notes due 2024, net	114,899	—	—

Other current liabilities	534,879	552,480	552,190

Long-term debt and finance lease obligations	146,043	95,921	99,287

Convertible senior notes due 2024, net	—	298,931	298,521

Convertible senior notes due 2028, net	266,110	—	—

Long-term operating lease liabilities	532,495	528,236	552,190

Other long-term liabilities	152,812	157,403	153,904

Redeemable and nonredeemable noncontrolling interests	45,497	47,792	41,607

Guess?, Inc. stockholders’ equity	488,897	534,113	410,843

Total liabilities and stockholders’ equity	$2,489,159	$2,425,448	$2,316,671

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Six Months Ended
	July 29, 2023	July 30, 2022

Net cash provided by operating activities	$47,273	$1,502

Net cash used in investing activities	(35,836)	(51,236)

Net cash provided by (used in) financing activities	13,253	(181,149)

Effect of exchange rates on cash and cash equivalents	2,171	(10,310)

Net change in cash and cash equivalents	26,861	(241,193)

Cash and cash equivalents at the beginning of the year	275,765	415,565

Cash and cash equivalents at the end of the period	$302,626	$174,372

Supplemental information:

Depreciation and amortization	$30,833	$30,533

Total lease costs (excluding finance lease cost)	$154,507	$146,775

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow
(in thousands)

	Six Months Ended
	July 29, 2023	July 30, 2022

Net cash provided by operating activities	$47,273	$1,502

Less: Purchases of property and equipment	(34,793)	(51,221)

Less: Payments for property and equipment under finance leases	(3,405)	(3,874)

Free cash flow	$9,075	$(53,593)

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated
	As of July 29, 2023

United States	234	234	—	—	—	—
Canada	61	61	—	—	—	—
Central and South America	103	69	34	29	29	—

Total Americas	398	364	34	29	29	—

Europe and the Middle East	769	546	223	58	58	—
Asia and the Pacific	402	113	289	241	132	109

Total	1,569	1,023	546	328	219	109

	As of July 30, 2022

United States	243	243	—	—	—	—
Canada	73	73	—	—	—	—
Central and South America	102	68	34	29	29	—

Total Americas	418	384	34	29	29	—

Europe and the Middle East	795	560	235	51	51	—
Asia and the Pacific	418	120	298	254	113	141

Total	1,631	1,064	567	334	193	141

Guess?, Inc. and Subsidiaries
Footnotes to Condensed Consolidated Financial Data

Footnote:

[1]	The Company’s outlook for the third quarter and full fiscal 2024 assumes that foreign currency exchange rates remain at recently prevailing rates.

[2]
Amounts for the full fiscal year outlook represent the exclusion of (i) certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations, (ii) asset impairment charges related primarily to impairment of property and equipment and operating lease right-of-use assets related to certain retail locations resulting from lower revenue and future cash flow projections from under-performance and expected store closures, (iii) net gains on lease modifications related primarily to the early termination of certain lease agreements, (iv) loss on extinguishment of debt related to the 2024 Notes and (v) discrete income tax adjustments related to the impact from changes in the income tax law on deferred income taxes in certain tax jurisdictions, in each case as recognized during the six months ended July 29, 2023. See the heading “Presentation of Non-GAAP Information” for further information. The Company is unable to predict future amounts with respect to these items, as such amounts are inconsistent in magnitude and frequency and certain elements used to estimate such items have not yet occurred or are out of the Company’s control. As such, the Company has not considered any future charges or credits with respect to these items in the accompanying GAAP outlook.

[3]
Amounts for the third quarter and full fiscal 2024 outlook represent the exclusion of (i) the amortization of the debt discount related to the 2028 Notes and (ii) the dilutive impact of the Company’s convertible notes for adjusted diluted shares and corresponding interest expenses at initial stock prices below $46.88 for the 2024 Notes and $41.80 for the 2028 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution. The Company excludes the dilutive impact anticipated to be recorded in those periods as such amounts are reasonably estimated. The Company has not assumed any potential share dilution due to the related warrants.

[4]
The adjusted results reflect the exclusion of certain professional service and legal fees and related (credits) costs, asset impairment charges, net gains on lease modifications, loss on extinguishment of debt, amortization of debt discount, the related income tax impacts of these adjustments, as well as certain discrete income tax adjustments, where applicable. A reconciliation of actual results to adjusted results is presented in the “Reconciliation of GAAP Results to Adjusted Results.”

[5]
The Company excludes the dilutive impact of the 2024 Notes at initial stock prices below $46.88 and the 2028 Notes at initial stock prices below $41.80, based on the bond hedge contracts in place that will deliver shares to offset dilution. At initial stock prices in excess of $46.88 for the 2024 Notes and $41.80 for the 2028 Notes, the Company would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

[6]	Adjustments represent certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations.

[7]
Adjustments represent asset impairment charges related primarily to impairment of property and equipment and operating lease right-of-use assets related to certain retail locations resulting from under-performance and expected store closures.

[8]	Adjustments represent net gains on lease modifications related primarily to the early termination of certain lease agreements.

[9]	Adjustments represent loss on extinguishment of debt from a portion of the exchanged 2024 Notes in April 2023.

[10]
In April 2023, the Company issued $275 million principal amount of 3.75% convertible senior notes due 2028 in a private offering. The debt discount, which resulted from the modification accounting for a portion of the exchanged 2024 Notes, will be amortized as non-cash interest expense over the term of the 2028 Notes.

[11]
Adjustments represent discrete income taxes related primarily to the impact from changes in the income tax law on deferred income taxes in certain tax jurisdictions and adjustments from an intra-entity transfer of intellectual property rights from certain U.S. entities to a wholly-owned Swiss subsidiary.

[12]
The income tax effect of certain professional service and legal fees and related (credits) costs, asset impairment charges, net gains on lease modifications, loss on extinguishment of debt and amortization of debt discount was based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

[13]
Adjustments include the related income tax effect based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.